Exhibit 99.28(d)(xv)

January 23, 2013

Mr. Peter C. Artemiou
Old Westbury Funds, Inc.
760 Moore Road
King of Prussia, PA 19406

Re:	Waiver of Certain Investment Advisory Fees and Shareholder Servicing Fees

Dear Mr. Artemiou:

          The following letter amends and restates that certain letter dated November 16, 2011 (the “Amended Letter”) pertaining to the commitments of Bessemer Investment Management LLC (“BIM”) and Bessemer Trust Company, N.A. (“BTNA”) to waive certain investment advisory fees and shareholder servicing fees for various series of Old Westbury Fund, Inc. (the “Corporation”). The commitments listed herein are identical to those set forth in the Amended Letter, except that the commitments will be in effect through October 31, 2014.

          This sets forth the commitments of BIM and BTNA to waive certain investment advisory fees and shareholder servicing fees for various series of the Corporation. Specifically, BIM commits to waive certain investment advisory fees for the Large Cap Core Fund, Large Cap Strategies Fund, Global Small & Mid Cap Fund, Global Opportunities Fund, Fixed Income Fund, Municipal Bond Fund and Real Return Fund (collectively, the “Funds”) and BTNA commits to waive certain shareholder servicing fees for the Fixed Income Fund and Municipal Bond Fund, on the basis described below.

          Investment Advisory Fee Waivers

          As you are aware, BIM serves as the investment adviser for the Large Cap Core Fund, Large Cap Strategies Fund, Global Small & Mid Cap Fund, Global Opportunities Fund, Fixed Income Fund, Municipal Bond Fund and Real Return Fund pursuant to an investment advisory agreement (the “Investment Advisory Agreement”). Under the Investment Advisory Agreement, the Large Cap Core Fund, Large Cap Strategies Fund, Global Small & Mid Cap Fund, Global Opportunities Fund, Fixed Income Fund, Municipal Bond Fund and Real Return Fund each have agreed to pay BIM the following fees for providing investment advisory services to the Funds (the “Investment Advisory Fees”):

Exhibit 99.28(d)(xv)

Investment Advisory Fees:

	First $500 million of average net assets	Second $500 million to $1 billion of average net assets	Average net assets exceeding $1 billion

Large Cap Core Fund	0.70%	0.65%	0.60%
Fixed Income Fund	0.45%	0.40%	0.35%
Municipal Bond Fund	0.45%	0.40%	0.35%

Average net assets

Global Small & Mid Cap Fund	0.85%

Real Return Fund	0.85%

	First $1.25 billion of average net assets	Next $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion

Global Opportunities Fund	1.10%	1.05%	1.00%
Large Cap Strategies Fund	0.90%	0.85%	0.80%

          BIM hereby commits to waive a portion of the Investment Advisory Fees it is entitled to receive from each such Fund to the extent necessary to maintain the net operating expense ratio, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short, acquired fund fees and expenses and after the application of any other waivers of expenses (including the shareholder servicing fee waivers described below), of the Large Cap Core Fund at 1.00%, Large Cap Strategies Fund at 1.15%, Fixed Income Fund at 0.70%, Municipal Bond Fund at 0.70%, Global Small & Mid Cap Fund at 1.11%, Global Opportunities Fund at 1.20% and Real Return Fund at 1.10% (each an “Investment Advisory Fee Waiver”).

          Shareholder Servicing Fee Waivers

          As you are also aware, BTNA serves as the shareholder servicing agent for the Fixed Income Fund and Municipal Bond Fund pursuant to a shareholder servicing agreement (the “Shareholder Servicing Agreement”). Under the Shareholder Servicing Agreement, as amended, the Fixed Income Fund and Municipal Bond Fund each shall pay BTNA 0.2% of its average daily net assets as compensation for BTNA providing shareholder support services to such fund (the “Shareholder Servicing Fee”). BTNA hereby commits to waive a portion of the Shareholder Servicing Fee that it receives from each of the Fixed Income Fund and the Municipal Bond Fund to the extent necessary to maintain a maximum Shareholder Servicing Fee for each such fund at 0.1% (each a “Shareholder Servicing Fee Waiver”).

Exhibit 99.28(d)(xv)

          Terms of Investment Advisory Fee Waivers and Shareholder Servicing Fee Waivers

          Each Investment Advisory Fee Waiver and Shareholder Servicing Fee Waiver described above (each a “Committed Fee Waiver”) will be in effect through October 31, 2014. BIM and BTNA both acknowledge and understand that each Committed Fee Waiver is a binding legal obligation on which the Funds will rely. Each Committed Fee Waiver shall renew automatically, on the same terms, for a period of one year from the expiration of the Committed Fee Waiver, unless prior to such expiration, BIM or BTNA provides notice to the Board of Directors of the Corporation of its intention not to renew the Committed Fee Waiver.

          This letter supersedes all prior fee waiver commitment letters among the parties with respect to the Funds.

Very truly yours,

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Rebecca H. Patterson

Name: Rebecca H. Patterson
Title: President

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald

Name: John G. MacDonald
Title: Managing Director and Chief Financial Officer

Accepted and agreed:

OLD WESTBURY FUND, INC.

By:	/s/ Peter C. Artemiou

Name: Peter C. Artemiou
Title: Vice President & Treasurer